Dealer Name:    _______________________
                                      Dealer No.:     _______________________
                                      Effective Date: _______________________


  Evergreen Distributor, Inc.
  125 West 55th Street
  New York, New York  10019

To Whom It May Concern:

         Evergreen Distributor, Inc. ("Company"), principal underwriter, invites you to participate in the distribution of shares, including separate classes of shares, ("Shares") of the Evergreen Fund Family and to the extent applicable their separate investment series (collectively "Funds" and each individually a "Fund") designated by us which are currently or hereafter underwritten by the Company, subject to the following terms:

1.       PURCHASE AND REDEMPTION OF SHARES

     (a) You will offer and sell Shares of the Funds to your customers at the public offering price with respect to the applicable class in accordance with each Fund's current prospectus and statement of additional information ("Prospectus"). You will offer Shares only on a forward pricing basis, i.e. orders for the purchase, repurchase or exchange of Shares accepted by you prior to the close of the New York Stock Exchange and placed with us the same day prior to the close of our business day, 5:00 p.m. Eastern Time, shall be confirmed at the closing price for that business day. You agree to place orders for Shares only with us and at such closing price. In the event of a difference between verbal and written price information, the written confirmation shall be considered final. Prices of a Fund's Shares are computed by each Fund in accordance with its Prospectus. You agree to place orders with us only through your central order department unless we accept your written Power of Attorney authorizing others to place orders on your behalf. This dealer agreement ("Agreement") on your part runs to us and the respective Funds and is for the benefit of, and is enforceable, by each.

(b) You agree to purchase Shares of the Funds only from us or from your customers. If you purchase Shares from us, you agree that all such purchases shall be made only to cover orders already received by you from your customers, or for your own bona fide investment without a view to resale. If you purchase Shares from your customers, you agree to pay such customers the applicable net asset value per Share less any contingent deferred sales charge ("CDSC") that would be applicable as described in the Prospectus ("repurchase price").

    (c) You will sell Shares only to your customers at the prices described in paragraph 1(a) above OR to us as agent for the Fund at the repurchase price. In such a sale to us, you may act either as principal for your own account or as agent for your customer. If you act as principal for your own account in purchasing Shares for resale to us, you agree to pay your customer not less nor more than the repurchase price which you receive from us. If you act as agent for your customer in selling Shares to us, you agree not to charge your customer more than a fair commission for handling the transaction. You shall not withhold placing with us orders received from your customers so as to profit yourself as a result of such withholding. We will not accept from you any conditional orders for Shares.

   (d) In the distribution and selling of Shares of the Funds, you agree to act as agent for your customer. You shall not have authority in any transaction to act as agent for the Fund, the Company or any other dealer in any respect in such transactions. All orders are subject to acceptance by us and become effective only upon confirmation by us. The Company reserves the unqualified right not to accept any specific order for the purchase or exchange of Shares.

     (e) You hereby authorize us to act as your agent in connection with all transactions in shareholder accounts in which you are designated as dealer ("Dealer of Record"). All designations of Dealer of Record and all authorizations of the Company to act as your agent shall cease upon termination of this Agreement or upon the shareholder's instruction to transfer his or her account to another Dealer of Record.

     (f) In addition to the distribution services provided by you with respect to a Fund you may be asked to render administrative, account maintenance and other services as necessary or desirable for shareholders of such Fund ("Shareholder Services").

   (g) Payment for all Shares purchased from us shall be made in accordance with the terms of the applicable Fund prospectus and shall be received by the Company within three business days after the acceptance of your order or such shorter time as may be required by law. If such payment is not received by us, we reserve the right, without prior notice, forthwith to cancel the sale, or, at our option, to sell such Shares back to the respective Fund in which case we may hold you responsible for any loss, including loss of profit, suffered by us or by such Fund resulting from your failure to make payment as aforesaid.

     (h) Notwithstanding anything else contained in this Agreement or in any other agreement between us, the Company hereby acknowledges and agrees that any information received from you concerning your customer in the course of this arrangement is confidential. Except as requested by the customer or as required by law and except for the respective Fund, its officers, directors or trustees, employees, agents or service providers, the Company will not provide nor permit access to such information by any person or entity, excluding any third party affiliates.

2.              COMMISSIONS ON SALES OF SHARES

     (a) So long as this Agreement remains in effect, we will pay you commissions on sales of Shares of the Funds and service fees for Shareholder Services. You have no vested right to receive any continuing service fees, other fees, or other commissions which we may elect to pay you from time to time on Shares previously sold by you. You will receive commissions in accordance with the terms as specified in the Prospectus on all purchase transactions in shareholder accounts (excluding reinvestment of income dividends and capital gains distributions) for which you are designated as Dealer of Record except where we determine that any such purchase was made with the proceeds of a redemption or repurchase of Shares of the same Fund or another Fund, whether or not the transaction constitutes the exercise of the exchange privilege. Commissions will be paid to you twice a month. You will receive service fees for shareholder accounts for which you are designated Dealer of Record as provided in the Prospectus. You hereby represent that receipt of such service fees be disclosed by you to your customers.

      (b)If any Shares sold to you under the terms of this Agreement are repurchased by a Fund, or are tendered for redemption by the shareholder within seven business days after the date of our confirmation of your original purchase order, it is agreed that you shall forfeit your right to any commissions on such sales even though the shareholder may be charged a CDSC by the Fund.

         We will notify you of any such repurchase or redemption within the next ten business days after the date on which the certificate or written request for redemption is delivered to us or to the Fund, and you shall forthwith refund to us the full amount of any commission you received on such sale.

      (c)Shares sold to you hereunder shall not be issued until payment has been received by the Fund concerned. If transfer instructions are not received from you within 15 days after our acceptance of your order, the Company reserves the right to instruct the transfer agent for the Fund concerned to register Shares sold to you in your name and notify you of such. You agree to hold harmless and indemnify the Company, the Fund and its transfer agent for any loss or expense resulting from such registration.

      (d)You agree to comply with any compliance standards set forth in a Fund's Prospectus or that may be furnished to you by us regarding when each class of Shares of a Fund may appropriately be sold to particular customers.

3.       STATUS AS REGISTERED BROKER-DEALER

      (a)Each party hereto represents that it is (1) a registered broker-dealer as said term is defined under the Securities Exchange Act of 1934, (2) is qualified to act as a broker-dealer in the state or U.S. territory where it transacts business, and (3) a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"). Each party agrees to maintain its broker-dealer membership with the NASD throughout the term of this Agreement and agrees to notify the other party should its membership cease with the NASD. It is further agreed that all rules and regulations of the NASD now in effect or hereafter adopted, including its Business Conduct Rule 2830(d), which is binding upon underwriters and dealers in the distribution of securities of open-end investment companies, shall be deemed to be a part of this Agreement to the same extent as if set forth in full herein. Each party agrees to the automatic termination of this Agreement in the event that either party's NASD membership terminates.

      (b)You will not offer the Funds for sale in any State or jurisdiction where they are not qualified for sale under the blue sky laws and regulations of such State or where you are not qualified to act as a dealer except for States in which they are exempt from qualification.

4.       FUND INFORMATION

         No person is authorized to make any representations concerning Shares of the Funds other than those contained in the Prospectus and advertising and sales literature issued by us supplemental to such Prospectus. In purchasing Shares from us under this Agreement, you shall rely solely on the representations contained in the appropriate Prospectus and in such advertising and sales literature (including material disseminated through electronic media). We will furnish additional copies of such Prospectuses, advertising and sales literature and other releases and information issued by us in reasonable quantities upon request.

5.       INDEMNIFICATION

(a) Neither of us shall be liable to the other except for (1) acts or failures to act which constitute a willful misconduct, bad faith or negligence and (2) obligations expressly assumed under this Agreement. In addition, you agree to indemnify us and hold us harmless from any claims or assertions relating to the lawfulness of your participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with your organization which are performed in connection with the discharge of your responsibilities under this Agreement. If such claims are asserted, we shall have the right to manage our own defense, including the selection and engagement of legal counsel, and all costs of such defense shall be borne by you.

    (b) We agree in all respects to duly conform with all laws and regulations applicable to the sale of Shares of the Funds and will indemnify and hold you harmless and your employees, officers, directors and trustees from any claim, damage, loss or expense on account of any wrongful act or omission by us, our representatives, agents or sub-agents in connection with this Agreement or any misrepresentation contained in the Prospectus or sales literature issued by us.

6.       AMENDMENT AND TERMINATION

         Any provision of this Agreement may be amended by us at any time upon written notice to you. This Agreement supersedes and cancels any prior agreement with respect to the sales of Shares of any of the Funds underwritten by the Company.

         Either party to this Agreement may terminate the Agreement at any time upon receipt of written notice to the other party. This Agreement will terminate automatically in the event of its assignment. It will be necessary for the assignee to sign a new dealer agreement.

7.       NOTICES

         All communications to the Company should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you.

 8.      GOVERNING LAW

         All sales hereunder are to be made, and title to Shares of the Funds shall pass in The Commonwealth of Massachusetts. This agreement shall be interpreted in accordance with the laws of The Commonwealth of Massachusetts.

Signed:                                        Accepted:
                                               EVERGREEN DISTRIBUTOR, INC.

-----------------------------------
Authorized Signature

___________________________________             by: /s/ Anthony J. Fischer
                                                    ----------------------
Dealer or Broker Name                           title: President

___________________________________
Address